Exhibit 107.1
Calculation of Filing Fee Tables
Form S-8
(Form Type)
Expensify, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	9,829,203(2)	$8.42(3)	$82,761,889	$110.20 per $1,000,000	$9,120
Total Offering Amounts					$82,761,889		$9,120
Total Fee Offsets(4)							$—
Net Fee Due							$9,120
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(1)In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)Represents the additional 4,883,441 and 4,945,762 shares of Class A common stock issuable under the Expensify, Inc. 2021 Incentive Award Plan (the “2021 Incentive Plan”) and the Expensify, Inc. 2021 Stock Purchase and Matching Plan (together with the 2021 Incentive Plan, the “2021 Plans”) resulting from the automatic annual share increases that occurred on January 1, 2022 and January 1, 2023, respectively, pursuant to the terms of the 2021 Plans, which use a combined share reserve.
(3)Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of Expensify, Inc.’s (the “Registrant”) Class A common stock as reported on The Nasdaq Stock Market LLC on March 1, 2023.
(4)The Registrant does not have any fee offsets.